Exhibit 10.1

Execution Version

June 14, 2015

Niska Gas Storage Partners LLC

400, 607-8th Avenue SW

Calgary, AB. Canada

Attention:  General Counsel

Re:  Commitment Letter

Ladies and Gentlemen:

You (the “Borrower”) have requested that BIF II Swan Finance Co. (Delaware) LLC (the “Lender”) commit to provide a senior multiple draw term loan credit facility in an aggregate amount of $50,000,000 (the “Facility”) upon the terms and subject to the conditions set forth in this commitment letter (the “Commitment Letter”) and in the Term Sheet attached hereto (the “Term Sheet”).  The Lender is pleased to advise you of its commitment to provide the entire amount of the Facility.  In addition, the Lender reserves the right to allocate its commitment among its affiliates and assign some or all of its rights to and delegate some or all of its responsibilities hereunder to one of its affiliates.

The Lender’s commitment hereunder, and its obligation to make the loans under the Facility, is subject to (a) the execution and delivery by all parties thereto of the Agreement and Plan of Merger and Membership Interest Transfer Agreement (the “Merger Agreement”), by and among the Borrower, Niska Gas Storage Management LLC, Niska Sponsor Holdings Cooperatief U.A., Swan Holdings LP and Swan Merger Sub LLC; (b) there not having occurred any uncured breach by any Company Entity (as defined in the Merger Agreement) or by Swan Sponsor (as defined in the Merger Agreement) of any of their respective obligations under the Merger Agreement which has resulted in a termination of the Merger Agreement (a “Merger Agreement Default”); (c) the occurrence after the date hereof  or the existence of any facts or circumstances that, in the reasonable good faith determination of both Lender and you, would (whether with the giving of notice, lapse of time or otherwise) result in the occurrence of a Merger Agreement Default; (d) the negotiation, execution and delivery on or before 60 days after the date of this Commitment Letter (or such later date as the Lender shall agree in writing) of definitive documentation with respect to the Facility satisfactory to the Lender acting reasonably and in good faith; and (e) your compliance with the terms of this Commitment Letter; and (f) the other conditions set forth in the Term Sheet.  The terms (but not the conditions) of the Lender’s commitment hereunder and of the Facility are not limited to those set forth herein and in the Term Sheet.  Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of the Lender and the Borrower acting reasonably.

You agree (a) to indemnify and hold harmless the Lender and its affiliates and their respective officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with any claim, litigation, investigation or proceeding (each, a “Proceeding”) arising out of or relating to this Commitment Letter, the Facility, or the use of the proceeds thereof, regardless of whether any indemnified person is a party thereto or whether such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction, to arise or result from the willful misconduct or gross negligence of, such indemnified person (or its officers, directors or employees) and (b) to reimburse the Lender and its affiliates on demand for all reasonable out-of-pocket

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expenses (including reasonable fees, charges and disbursements of counsel) incurred in connection with the Facility and any related documentation (including this Commitment Letter, the Term Sheet and the definitive financing documentation) or the administration, amendment, modification or waiver thereof.  You also agree that no indemnified person shall have any liability to you for any special, indirect, consequential or punitive damages in connection with the Commitment Letter, the Term Sheet and the Facility.  No indemnified person shall be liable for any damages arising from the use by others of information that has been or will be made available to the Lender by you or any of your representatives or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Facility or in connection with its activities related to the Facility.

You shall not be liable for any settlement of any Proceedings if the amount of such settlement was effected without your consent (which consent shall not be unreasonably withheld), but if settled with your written consent or if there is a final judgment for the plaintiff in any such Proceedings, you agree to indemnify and hold harmless each indemnified person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph.  You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such indemnified person unless (a) such settlement includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to such indemnified person from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to, or any admission of, fault, culpability or a failure to act by or on behalf of any indemnified person or any injunctive relief or other non-monetary remedy.

You acknowledge that the Lender is not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person.  Additionally, you hereby acknowledge and agree that the Lender is not advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction.  The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby (the “Transactions”), and the Lender shall have no responsibility or liability to the Borrower with respect thereto.  Any review by the Lender of the Borrower, the Transactions or other matters relating to the Transactions will be performed solely for the benefit of the Lender and shall not be on behalf of the Borrower.

You further acknowledge that the Lender and any of its affiliates may be providing debt financing, equity capital or other services to other companies in respect of which you may have conflicting interests.  Neither the Lender nor any of its affiliates will use confidential information obtained from you by virtue of the Transactions or their other relationships with you in connection with the performance by the Lender or any of its affiliates of services for other companies.  You also acknowledge that the Lender and its affiliates have no obligation to use in connection with the Transactions or to furnish to you confidential information obtained from other companies.

This Commitment Letter shall not be assignable by you without the prior written consent of the Lender (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Lender.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Term Sheet set forth the entire understanding of the parties with respect thereto.  This Commitment Letter shall be governed by, and

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construed in accordance with, the laws of the State of New York.  You hereby consent to the exclusive jurisdiction and venue of the state or federal courts located in the City of New York.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING BROUGHT BY OR ON BEHALF OF ANY PARTY ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE TERM SHEET OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND (B) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LEGAL PROCEEDING IN THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK.

The reimbursement and indemnification provisions contained herein and in the Term Sheet shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Lender’s commitment hereunder; provided that your obligations under this Commitment Letter shall automatically terminate and be superseded by the provisions of the definitive financing documentation covering the same subject matter, if and when executed.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet by returning to us an executed counterpart hereof.  This Commitment Letter and Term Sheet supersede any and all prior versions hereof and thereof.

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The Lender is pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

BIF II SWAN FINANCE CO. (DELAWARE) LLC

			By:	/s/ Darren Soice
				Name:	Darren Soice
				Title:	Senior Vice President

Accepted and agreed to as of
the date first written above by:

NISKA GAS STORAGE PARTNERS LLC

By:	/s/ William H. Shea, Jr.
	Name:	William H. Shea, Jr.
	Title:	President and Chief Executive Officer

- Signature Page to Commitment Letter -

TERM SHEET

June 14, 2015

This Term Sheet is delivered with a commitment letter of even date herewith (the “Commitment Letter”) from BIF II Swan Finance Co. (Delaware) LLC to the Borrower in connection with the multiple advance term loan facility described below and is subject to all of the terms and provisions of the Commitment Letter.  Capitalized terms used herein and not otherwise defined herein will have the meanings attributed to such terms in the Commitment Letter.

Borrower:	Niska Gas Storage Partners LLC

Lender:	BIF II Swan Finance Co. (Delaware) LLC

Facility Type; Use of Proceeds:

Term loans available in multiple draws (the “Loans”), in minimum amounts and subject to procedures to be negotiated, governed by a new definitive written loan agreement (the “New Term Loan Agreement”).  Proceeds of Loans to be used for working capital purposes.

Guarantors:

All entities that are now or hereafter become guarantors under the Amended and Restated Credit Agreement dated as of June 29, 2012 (the “Credit Agreement”), among the Borrower, certain subsidiaries thereof, Royal Bank of Canada as Administrative Agent, and the other lenders party thereto. In addition, Niska Sponsor Holdings Cooperatief (“Riverstone”) will guarantee repayment of the Loans until the Guarantee Termination Date (as defined below) on terms reasonably satisfactory to the Lender.

Guarantee Termination:

Riverstone’s guarantee of the Loans will terminate (and the Lender will release such guarantee) upon the earlier to occur of (i) the acquisition of the business of the Borrower and its subsidiaries pursuant to the Merger Agreement and (ii) the effectiveness of an amendment, restatement, refinancing or other modification of the Credit Agreement that permits the Borrower and certain of its subsidiaries to provide security over its assets to the Lender as described below (such earlier date, the “Guarantee Termination Date”).  The Lender agrees to act reasonably (i) in determining whether such amendment, restatement, refinancing or other modification of the Credit Agreement is satisfactory in form and substance to Lender, and (ii) in negotiating the corresponding release of Riverstone’s guarantee.

Collateral:

Riverstone’s obligations under its guarantee of the Loans would be secured by a first priority perfected security interest in all of the equity interests in Borrower owned by Riverstone.  Borrower will use commercially reasonable efforts to seek an amendment to the Credit Agreement, beginning as soon as possible after execution of the Commitment Letter, and will facilitate Lender’s participation in the negotiation of such amendment, to permit the grant of liens on collateral as contemplated herein. The collateral to be pledged by the Borrower and its subsidiaries will be substantially similar to the collateral currently pledged pursuant to the Credit Agreement. The secured parties under the Credit Agreement will retain a first priority lien on all accounts receivable, inventory and related assets, including any assets comprising the “borrowing base” thereunder (other than fixed assets which currently comprise the “borrowing base”) (collectively, the “Current Assets”), and will have a second priority lien on all other collateral (the “Fixed Assets”), in each case, subject to permitted liens. The Lender will be granted a second priority lien on the Current Assets and a first priority lien on the Fixed Assets, in each case, subject to customary permitted liens to be negotiated. The relative priorities of the liens securing the Credit Agreement and the New Term Loan Agreement will be set forth in an intercreditor agreement reasonably satisfactory to the Borrower, the administrative agent under the Credit Agreement, and the Lender.

Principal Amount	$50 million

Maturity:

Earlier of (a) the date that is 18 months after the date of execution of the New Term Loan Agreement by the Borrower, the Lender and the Guarantors, and (b) the Trigger Date (as hereinafter defined).  “Trigger Date”  means the first to occur of (i) the acceleration of the Loans during the continuance of an Event of Default, (ii) the date on which the Merger Agreement is terminated in accordance with its terms, (iii) the date that is 90 days after the date on which the Lender provides written notice to Borrwer of the Lender’s determination, made reasonably and in good faith, that the acquisition of the business of Borrower and its subsidiaries cannot or will not be consummated for any reason, including without limitation regulatory matters or legal bars, and (iv) any uncured breach of any other agreement between the Borrower or Riverstone, on the one hand, and  Lender or any affiliate thereof, on the other hand, which breach results in termination of such agreement.

Interest Rate:	10.0% per annum. Interest will be paid, at the Borrower’s option, either quarterly in arrears or by addition to the principal amount (and thus deferred) until maturity of the Loans.

Prepayment:

The Borrower will be permitted (but not required, except upon acceleration) to prepay all or a portion of the Loans at any time, without premium or penalty, provided that once prepaid, a Loan may not be reborrowed.

Representations and Warranties:

The New Term Loan Agreement will contain representations and warranties substantially consistent with the Credit Agreement (excluding any representations and warranties solely due to the asset-based nature of the Credit Agreement), including with respect to financial statements; no material adverse change; existence and standing; authorization and validity; compliance with law, including, without limitation, anti-corruption laws relating to bribery or corruption (“Anti-Corruption Laws”) and economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State (“Sanctions”); corporate power and authority; enforceability of the loan documents; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property;

taxes; insurance; subsidiaries; environmental matters; labor matters; and accuracy of disclosure.

Affirmative Covenants:

Affirmative covenants substantially consistent with the Credit Agreement (excluding any affirmative covenants solely due to the asset-based nature of the Credit Agreement), including, without limiting the generality of the foregoing, covenants with respect to delivery of financial statements, compliance certificates and projections; delivery of other information requested by the Lender; payment of obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws; compliance with Anti-Corruption Laws and applicable Sanctions; maintenance of property and insurance; maintenance of books and records; right of the Lender to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; entry into necessary intercreditor agreements (with lenders under the Credit Agreement) satisfactory in all respects to the Lender, related to the collateral to be obtained; execution of security agreements and other lien instruments reflecting such collateral, and containing substantially the same terms and provisions pertaining to collateral as those set forth in the Credit Agreement and related lien instruments; and use of proceeds, including in compliance with Anti-Corruption Laws and Sanctions.

Negative Covenants:

Negative covenants substantially consistent with the Credit Agreement (excluding any negative covenants solely due to the asset-based nature of the Credit Agreement), including, without limiting the generality of the foregoing, limitations on debt; liens; mergers, acquisitions and dissolutions; asset dispositions; payments of dividends and other payments in respect of equity interests; investments; limitation on payment of subordinated debt; transactions with affiliates; prepayments of indebtedness for borrowed money other than as permitted under the Merger Agreement; limitations on restrictions on payments and pledges; and amendment of material documents.

Events of Default

The New Term Loan Agreement will include events of default substantially consistent with the Credit Agreement (excluding any events of default solely due to the asset-based nature of the Credit Agreement), including, without limiting the generality of the foregoing, (a) cross defaults to (i) the Credit Agreement and (ii) the Indenture dated March 17, 2014, by Borrower, certain subsidiaries thereof as “issuers” of the 6.5% Senior Notes due 2019 and The Bank of New York Mellon as indenture trustee, in each case in the form existing on the closing date; (b) nonpayment of principal, interest, fees or other amounts when due (subject to grace periods consistent with the Credit Agreement); (c) representations and warranties are incorrect in any material respect; (d) bankruptcy events; (e) material judgments; (f) any of the Loan Documents, including Riverstone’s guarantee, shall cease to be in full force and effect of any party thereto shall so assert (except, with respect to the guarantee of Riverstone, as expressly contemplated herein); (g) any security interests granted to the Lender shall cease to be enforceable and of the same priority purported to be created by the Loan Documents; and (h) a change of control (the definition of which is to be agreed but in any event to permit the transactions contemplated by the Merger Agreement).

Initial Conditions Precedent

The availability of the term loan facility will be conditioned upon satisfaction of, among other things, the following conditions precedent (the date upon which all such conditions precedent will be satisfied, the “Closing Date”):

(a)           The Borrower will have executed and delivered the New Term Loan Agreement and Riverstone will have executed and delivered a guarantee in accordance with the above (together with the New Term Loan Agreement, the “Loan Documents”) mutually satisfactory to the Borrower and the Lender and reflecting the terms and conditions set forth herein.

(b)           The Borrower will have reimbursed the Lender for all reasonable, out of pocket expenses in connection with the New Term Loan Agreement (excluding, for the avoidance of doubt, any expenses in connection with the Merger Agreement) for which invoices have been presented on or before the Closing Date.

(c)           The transactions contemplated by the New Term Loan Agreement do not result in the violation of applicable law by any party to the New Term Loan Agreement.

(d)           The Lender will have received from the Borrower resolutions, good standing certificates, incumbency certificates, a solvency certificate from the chief financial officer, opinions of counsel, organizational documents, and other customary documents and agreements substantially consistent with those required under the Credit Agreement at the closing thereof (other than instruments to create liens, which will not be required until the Credit Agreement is amended to permit same, as contemplated herein) all in form and substance reasonably acceptable to the Lender.

Ongoing Conditions Precedent

The making of each Loan will be conditioned upon (a) the accuracy and correctness of all representations and warranties in the Loan Documents; (b) there being no default or event of default under the New Term Loan Agreement in existence at the time of, or after giving effect to the making of, such extension of credit; (c) the absence of any determination by Lender, made reasonably and in good faith, that the acquisition of the business of Borrower and its subsidiaries cannot or will not be consummated for any reason, including without limitation regulatory matters or legal bars and (d) the Borrower will have delivered a borrowing request to the Lender describing the requested Loan and otherwise in form and substance satisfactory to the Lender.

Reimbursement of Expenses and Indemnification

The Borrower will pay (a) all reasonable, out-of-pocket expenses of the Lender associated with the preparation, execution, delivery and administration of the Loan Documents and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsels as required by Lender) and (b) all expenses of the Lender (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Loan Documents, in each case, excluding, for the avoidance of doubt, any expenses in connection with the

Merger Agreement.  The Lender (and its affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of any claim, litigation, investigation or proceeding relating to the financing contemplated hereby or the use of proceeds thereof (except to the extent found in a final judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the indemnified party (or its officers, directors or employees)).

Other Terms

The New Term Loan Agreement will contain provisions relating to tax matters, changes in law, assignments and participations, and other matters customarily found in credit agreements such as the Credit Agreement.

Governing Law:	New York

Process:

Lender will prepare initial drafts of all loan documentation based on the Credit Agreement (and related loan documents).  Loan documents will be governed by New York law.  The Lender’s legal fees for loan document preparation and otherwise incurred in connection with the loan facility will be paid or reimbursed by the Borrower upon execution of the New Term Loan Agreement (excluding, for the avoidance of doubt, any legal fees in connection with the Merger Agreement).

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